Exhibit 99.2




FOR IMMEDIATE RELEASE



                         NTL INCORPORATED ANNOUNCES THE
                  SALE OF ITS 50% INTEREST IN CABLE LONDON PLC

New York, New York (August 25, 1999) - NTL Incorporated (NASDAQ; NTLI; EASDAQ; NTLI.ED) announced today that Telewest Communications PLC has exercised its right to purchase all of NTL's shares of Cable London PLC and all of NTL's related rights and interests for the purchase price of approximately 428 million pounds sterling (approximately $685 million) in cash. The purchase price implies
a  total   enterprise  value  for  Cable  London  of  approximately  1  billion pounds sterling(approximately $1.6 billion).

The purchase price was set by NTL pursuant to the provisions of a buy/sell agreement between the parties, as the price at which NTL would be willing either to purchase all of Telewest's interests in Cable London or sell all of its interests in Cable London.

The closing of the sale of NTL's interest in Cable London is expected to take place within the next 90 days.

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For further information  contact:  In the U.S.: Michael A. Peterson,  Director -
Corporate Development; Bret Richter, Director - Corporate Development, Lauren H. Blair, Assistant General Counsel, or Kathy Makrakis, Director - Investor Relations at (212) 906-8440; in the UK: Alison Smith at (01252) 402662; or via e-mail at investor_relations@ntli.com.